Exhibit (a)(1)(M)

Contact: Tim Adams, Chief Financial Officer

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation: 508-263-8765

www.cytyc.com

Stephanie Carrington

The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan

Schwartz Communications: 781-684-0770

CYTYC COMPLETES CASH TENDER OFFER FOR ADEZA BIOMEDICAL CORPORATION

Marlborough, Mass., April 2, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced the completion of the tender offer by its direct wholly-owned subsidiary, Augusta Medical Corporation, for all outstanding shares of Adeza Biomedical Corporation (Nasdaq:ADZA) at a price of $24.00 per share in cash.

The subsequent offering period expired at 12:00 midnight, New York City time, on Friday, March 30, 2007. The initial tender offer period expired at 12:00 midnight, New York City time, on Friday, March 16, 2007.

The depositary for the tender offer has advised Cytyc that, as of the expiration of the subsequent offering period, 16,816,572 shares were validly tendered and not withdrawn in the tender offer, representing approximately 96% of Adeza’s issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer.

Cytyc intends to complete the acquisition of Adeza through a short form merger as soon as practicable. In the short form merger, all outstanding Adeza shares not purchased in the tender offer, and not held by a holder who demands appraisal rights for such shares under the Delaware General Corporation Law, will be converted into the right to receive $24.00 per share in cash. Following the merger, detailed instructions will be mailed to Adeza stockholders who did not tender in the offer outlining the steps to be taken to obtain the merger consideration.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc is a registered trademark of Cytyc Corporation.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the expected benefits of the transaction, Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of Cytyc and Adeza that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the merger set forth in the merger agreement will not be satisfied, changes in either companies’ businesses during the period between now and the closing, the successful integration of Adeza into Cytyc’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers, and strategic partners, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically, such as pharmaceuticals, and new markets internationally, risks associated with litigation, the successful consummation of planned acquisition transactions, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the potential consequences of the Cytyc Audit Committee’s voluntary review of circumstances relating to certain employee stock option exercises, including the impact of the expected restatement of Cytyc’s financial statements, the associated costs and expenses, and any regulatory review or litigation relating to such matters, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s and Adeza’s filings with the SEC, including those under the heading “Risk Factors” in Cytyc’s 2006 Annual Report on Form 10-K and Adeza’s 2006 Annual Report on Form 10-K, all as filed with the SEC. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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